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Exhibit 12(b)

CNF TRANSPORTATION INC.
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Year Ended December 31,
(dollars in thousands)

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                                               2000           1999           1998          1997          1996
                                        -------------  -------------  ------------- ------------- -------------
Combined Fixed Charges and Preferred
  Stock Dividends:
    Interest expense                     $    29,972    $    25,972    $    32,627   $    39,553   $    39,766
    Capitalized interest                       4,636          5,864          2,342         2,077         2,092
    Dividend requirement on Series B
      Preferred Stock(1)                      10,809         10,992         12,133        12,377        12,645
    Dividend requirement on Series C
      Preferred Stock (1)                        -              -              -             -             -
    Dividend requirement on preferred
      securities of subsidiary trust           6,250          6,250          6,250         3,471           -
  Interest component of
    rental expense (2)                        38,161         41,363         40,750        35,607        28,521
                                        -------------  -------------  ------------- ------------- -------------
Fixed Charges                            $    89,828    $    90,441    $    94,102   $    93,085   $    83,024
                                        =============  =============  ============= ============= =============
Earnings:
  Income from continuing
    operations before taxes
    and accounting change                $   261,196    $   332,260    $   253,812   $   234,812   $   147,132
  Fixed charges:                              89,828         90,441         94,102        93,085        83,024
    Capitalized interest                      (4,636)        (5,864)        (2,342)       (2,077)       (2,092)
    Preferred dividend requirements(3)       (10,809)       (10,991)       (12,133)      (12,377)      (12,645)
                                        -------------  -------------  ------------- ------------- -------------
                                         $   335,579    $   405,846    $   333,439   $   313,443   $   215,419
                                        =============  =============  ============= ============= =============
Ratio                                          3.7 x          4.5 x          3.5 x         3.4 x         2.6 x


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(1)  Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.
(2)  Estimate of the interest portion of lease payments.
(3)  Preferred stock dividend requirements included in Combined Fixed Charges but not deducted in the determination of Income from Continuing Operations Before Taxes and Accounting Change.

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